PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

      For Release: Immediate

      Contact: Albert D. Ciavardelli
            (215) 665-5063

PMA Capital Corporation Announces
Date of Annual Meeting of Shareholders and
Proposals for Shareholder Action

Philadelphia, PA, March 23, 2001 – PMA Capital Corporation (NASDAQ: PMACA) today announced that the 2001 Annual Meeting of Shareholders will be held at 9:00 a.m. Eastern Time on Friday, April 20, 2001, at 380 Sentry Parkway, Blue Bell, PA. The record date for determining shareholders entitled to vote at the Annual Meeting was March 12, 2001.

The Board of Directors approved the following proposals to be presented to the shareholders at the Annual Meeting:

1.	Election of five directors (Messrs. Thomas J. Gallen, Louis N. McCarter III, John W. Miller, Jr., M.D., Edward H. Owlett, and Louis I. Pollock) to serve until 2004.
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001.

PMA Capital will provide access to the Annual Shareholders’ Meeting in real-time, listen only mode through webcasting and teleconferencing means. Shareholders wishing information on how to access the Annual Meeting through either of these methods should visit the Investor Information section of the Company’s website at www.pmacapital.com or call our Investor Relations department at 215.665.5054.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

For more information about PMA Capital and its specialty insurance businesses, please visit us on the Internet at www.pmacapital.com.